Exhibit 3

COHEN & STEERS CLOSED-END OPPORTUNITY FUND, INC.

COHEN & STEERS DIVIDEND MAJORS FUND, INC.

COHEN & STEERS GLOBAL INCOME BUILDER, INC.

COHEN & STEERS INFRASTRUCTURE FUND, INC.

COHEN & STEERS QUALITY INCOME REALTY FUND, INC.

COHEN & STEERS REIT AND PREFERRED INCOME FUND, INC.

COHEN & STEERS SELECT PREFERRED AND INCOME FUND, INC.

COHEN & STEERS TOTAL RETURN REALTY FUND, INC.

COHEN & STEERS LIMITED DURATION PREFERRED AND INCOME FUND, INC.

(collectively, the “Funds”)

Certificate of Assistant Secretary

The undersigned, being the duly elected Assistant Secretary of the above-referenced Funds, each a Fund organized under the laws of the State of Maryland, hereby certifies that the following are the true and complete resolutions approved by the Board of Directors at a meeting held on September 19, 2012, and that said resolutions have not been revoked or amended and are now in full force and effect.

RESOLVED, that it is the determination of the Board, including a majority of the Independent Directors, that the extension until December 31, 2013 of the joint insured fidelity bond among the closed-end registered Funds (the “Closed-end Bond”) written by St. Paul Fire and Marine Insurance Company in the amount of $7,825,000, insuring the Fund and the other parties named as insured parties under the Closed-end Bond (the “Parties”) for covered acts or omissions of the Fund’s officers and employees, in accordance with the requirements of Rule 17g-1 under the 1940 Act, as previously approved at the June 19, 2012 Meeting of the Boards of Directors and as presented at this meeting, is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Fund to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Fund’s portfolio; and

RESOLVED, that the Board, including a majority of the Independent Directors, hereby approves the payment by each Fund of the portion of the extension premium for coverage under the Closed-end Bond, as the case may be, in the amount described at this meeting, having given due consideration to all relevant factors including, but not limited to, the number of other Parties, the nature of the business activities of such other Parties, the amount of the relevant Bond, and the ratable allocation of the premium among all the relevant Parties and the extent to which the share of the premium allocated to such Fund is less than the premium the Fund would have had to pay if it had provided and maintained a single insured bond; and

RESOLVED, that each of the appropriate officers of the Fund hereby is authorized to take such actions as may be required to amend the Bonds to include in the coverage new funds advised, sub-advised or administered by CSCM or its affiliates, as of the date each is declared effective by the Securities and Exchange Commission (the “SEC”); and

RESOLVED, that each of the President, any Vice President, the Secretary, any Assistant Secretary and the Treasurer hereby is designated as the officer responsible for making all filings with the SEC and giving all notices on behalf of the Fund with respect to the Bonds required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

RESOLVED, that the form, terms and conditions of each Joint Fidelity Bond Agreement (each an “Agreement”) between and among the Fund and the relevant Parties, substantially in the form discussed at this meeting, hereby are adopted and approved, and that each of the President, any Vice President, the Secretary, any Assistant Secretary and the Treasurer hereby is authorized and directed to execute and deliver the Agreement on behalf of the Fund with such changes therein as such officer determines is necessary or desirable, the execution thereof to be conclusive evidence of such determination; and

RESOLVED, that the actions taken by the appropriate officer or officers in respect of the matters referred to in the preceding resolutions hereby are ratified, adopted, and confirmed in all respects.

IN WITNESS WHEREOF, the undersigned has executed this certificate as Assistant Secretary of the above mentioned Funds on this 3rd day of July, 2013.

/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary